Exhibit 35.2

Corporate Trust Services 9062 Old Annapolis Road Columbia, Maryland 21045

Citibank N.A.

17g-5 Information Provider

ratingagencynotice@citi.com

RE: Annual Statement as to Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A. (“Wells Fargo”), as Trustee and Paying Agent1, hereby certifies as follows as of and for the year ending December 31, 2013 (the “Reporting Period”):

(a) a review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable servicing agreement listed on Schedule A hereto (the “Servicing Agreement”) has been made under my supervision; and

(b) to the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period, except as described on Schedule B hereto.

February 27, 2014

/s/ Kristen Ann Cronin
Kristen Ann Cronin
Vice President
Wells Fargo Bank, N.A.

[1]	Effective January 1, 2014, the Pooling Agreement was amended and restated to, among other things, appoint Citibank, N.A. as Securities Administrator and Paying Agent. See the Form 8-K filed on January 6, 2014 for additional information.

Wells Fargo Bank, N.A.

Schedule A

Pooling Agreement, dated as of April 1, 2010, for Sequoia Mortgage Trust 2010-H1 by and between Sequoia Residential Funding, Inc., as Depositor, and Wells Fargo Bank, N.A. as Trustee.2

[2]	The parties entered into an Amended and Restated Pooling Agreement, dated as of January 1, 2014, by and among Sequoia Residential Funding, Inc., as Depositor, Wells Fargo Bank, N.A., as Trustee, and Citibank, N.A., as Securities Administrator. See the Form 8-K filed on January 6, 2014 for additional information.

Schedule B

None.

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